EXHIBIT 99.1

CEO of Mineral Mountain Mining & Milling Company Shareholder Letter to Investors

Dear Fellow Shareholders:

This communication is to present you with a clear overview of what our Company is doing subsequent to its acquisition of NuAxess 2, Inc. and PR 345, Inc., and the change in the corporate name to Quad M Solutions, Inc. (OTCQB: MMMM).

The main focus of Quad M Solutions will be to provide employee staffing, professional employer organization services and deliver its own proprietary health plan programs using ERISA self-insured plans. The program itself is a transparent one-stop-shop, single administrative program that is comprehensive and easy to manage. It encompasses a comprehensive HR and payroll service along with workers compensation insurance, risk and compliance controls, reinsurance, health savings account, financial services, employee healthcare support, and both employee and employer retirement benefit systems. Our primary market is the small and mid-size group employers, especially our developed programs for companies operating in the fast-growing GIG economy, and companies that are minority owned businesses.

Combining a Professional Employer Organization (‘PEO’) and staffing company with a healthcare self-insurance infrastructure will enable Quad M Solutions to offer a low-cost proprietary health insurance product and have among the highest profit margin companies in the PEO marketplace. We expect the company will grow rapidly by consolidating PEO and staffing companies, and by adding self-insurance programs that will dramatically improve earnings.

We encourage you to follow our performance and progress during the next few months as Quad M Solutions strives to replace our nation’s broken healthcare system and, in so doing, drive shareholder value.

Pat Dileo, CEO

Mineral Mountain Mining and Milling Company